UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 27, 2013

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)		77042 (Zip Code)

(713) 361-2600 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry Into a Material Definitive Agreement.

 On June 27, 2013, Cal Dive International, Inc. (the "Company") and certain of its subsidiaries (together with the Company, the "Borrowers") entered into a Credit Agreement (the "Credit Agreement") with Summit Partners Credit Advisors, L.P., the manager of ABC Funding, LLC, as Administrative Agent and certain other lenders (collectively, the "Lenders"), providing for a $20 million unsecured term loan (the "Term Loan").
    The net proceeds from the Term Loan will be available to provide working capital as needed by the Company for its awarded contracts in Mexico and potential additional international contract awards and will not be included in the calculation of the Company's consolidated leverage ratio under its existing senior credit agreement as long as the Term Loan is unsecured.

                The Term Loan matures in two portions: $10 million matures on January 2, 2014 and the remaining $10 million matures on June 26, 2015. The interest rate on the Term Loan is 13.50% per annum, payable on the first day of each calendar quarter in arrears, beginning on October 1, 2013.  With the Term Loan, the Company's weighted average interest rate on indebtedness is expected to range between 6% and 7% depending on the amount of borrowings outstanding on the Company's revolving credit facility.

   The Credit Agreement and its related loan documents (the "Loan Documents") contain representations and affirmative covenants that are substantially similar to those in the Company's senior credit agreement.  The Loan Documents also have terms and conditions, including affirmative covenants and events of default, that the Company considers reasonable and customary for this type of indebtedness. Upon the occurrence of an event of default, the interest rate will increase 2% per annum.  The events of default include failure to timely pay amounts due under the Credit Agreement, non-compliance with covenants, failure to pay other third party Company debt above a stated threshold, material breaches of representations, insolvency, a change of control of the Company and other events of default customary for term debt, subject to applicable notice and cure periods for most defaults.  During the existence of any uncured events of default, the Lenders have the right to declare the Term Loan immediately due.

 The Credit Agreement also requires that if (i) the Company fails to maintain liquidity in an amount equal to or greater than $15,000,000 measured as of the last day of each fiscal quarter, beginning on June 30, 2014, (ii) an event of default occurs or (iii) the Company pays off all amounts outstanding under its senior credit agreement (other than in connection with a refinancing or replacement of such senior credit agreement), a lien shall be established on certain of the Borrowers' assets in favor of the Lenders.  Additionally, if the Company pays off all amounts outstanding under its senior credit agreement (other than in connection with a refinancing or replacement of such senior credit agreement), certain asset disposal events may require prepayment of the Term Loan.

                This description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01                          Financial Statements and Exhibits.
(d) Exhibits
                The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Brent D. Smith
Brent D. Smith Executive Vice President, Chief Financial Officer and Treasurer

Date:   July 3, 2013

Exhibit Index

Exhibit
   No.         Description

10.1*	Credit Agreement dated June 27, 2013 among Cal Dive International, Inc., certain of its subsidiaries and ABC Funding, LLC, as Administrative Agent, together with the other lenders parties thereto.

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* Filed herewith.